Exhibit 99.1

Media Contact:
Jenné Blackburn
Location Based Technologies, Inc.
(866) 726-7543
j.blackburn@locationbasedtech.com

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

Location Based Technologies Supports Safe Teen Driving with Pilot Educational and Marketing Campaign in North Texas

IRVINE, Calif., May 7, 2012  – Location Based Technologies, Inc. (OTCBB:LBAS.OB) a leading service provider of personal, pet and vehicle GPS locator devices, announces its support of National Youth Traffic Safety Month in May in conjunction with NBCUniversal owned station NBC5. The campaign will include numerous public safety announcements with safe driving tips, through a month-long pilot educational & marketing campaign running in the North Texas areas.

The pilot campaign coincides with Teen Driving Safety Awareness month in May and features information about how parents can reinforce and monitor their teen’s good driving habits by using the PocketFinder GPS Vehicle Locator. Broadcast segments will air at least once a day during the four-week period.

The PocketFinder Vehicle Locator allows parents to stay connected to their teenagers’ automobiles from any web-enabled device. Parents enjoy peace of mind knowing that they can locate their teenager at any time. They can set speed limits and receive alerts if their teenage exceeds the limit. Parents can also set geo-fence zones around a home, school or activity and receive alerts upon exit or entry.

“We believe that teen driving and safety is very important, and we are committed to helping parents stay connected and monitor their teen driver wherever their vehicle takes them,” said Dave Morse, CEO of Location Based Technologies.  “The PocketFinder Vehicle product helps families stay connected and we are proud to participate in this month long campaign for teen driving safety.”

For more information about the PocketFinder family of wireless GPS locator devices, visit www.pocketfinder.com.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS.OB), Location Based Technologies, headquartered in Irvine, Calif., designs and develops personal locator GPS devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. www.pocketfinder.com.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.